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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Power-One, Inc.
(Name of Registrant as Specified In Its Charter)

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740 Calle Plano
Camarillo, California 93012

Notice of Annual Meeting of Stockholders

To Our Stockholders:

WHAT:	Our Annual Meeting of Stockholders for Fiscal Year 2005
WHEN:	April 25, 2006 at 8:00 a.m., local time
WHERE:	Power-One, Inc. 740 Calle Plano Camarillo, California 93012
WHY:	At this meeting, we plan to:
	1.	Elect all directors;
	2.	Ratify the appointment of Deloitte & Touche as independent auditors of Power-One, Inc. for the 2006 fiscal year; and
	3.	Transact any other business which may properly be presented at the meeting or any adjournment.

        Only stockholders of record at the close of business on March 3, 2006 (the "Record Date") will receive notice of the Annual Meeting and be eligible to vote at the meeting.

        All stockholders are encouraged to attend the Annual Meeting. Whether or not you plan to attend, please promptly return the enclosed proxy card to ensure that your shares are represented at the Annual Meeting.

        Please refer to the enclosed proxy card for voting directions. Please vote as soon as possible. We have enclosed a postage-prepaid envelope for your convenience for return of the proxy card.

By Order of the Board of Directors,

Randall H. Holliday Secretary

Camarillo, California
March 17, 2006

GENERAL INFORMATION

        The Board of Directors of Power-One, Inc. seeks your Proxy for use at our Annual Meeting of Stockholders. We will hold the meeting according to our Notice of Annual Meeting, unless we adjourn to a later date and/or time.

        This Proxy Statement and the accompanying Notice of Annual Meeting discuss the purposes of the Annual Meeting.

*  VOTING AND SOLICITATION

        Each share of our common stock has one vote on all matters submitted to our stockholders at the Annual Meeting. Stockholders of record as of the close of business on March 3, 2006 will receive notice of and may vote at the Annual Meeting. Eligible stockholders may vote by marking, signing, and returning the proxy card.

        There were 85,645,339 shares of our common stock outstanding as of March 3, 2006. The closing sale price on that date was $5.72 per share. Our common stock is traded on the NASDAQ National Market® under the symbol "PWER."

        Power-One, Inc. will pay for this solicitation. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in sending solicitation materials to beneficial owners.

        Voting Matters.    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the meeting.

        Our inspector of elections will count all votes cast in person or by proxy at the Annual Meeting.

        The nominees for director receiving the most votes will be elected. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions will have the same effect as a negative vote.

        Under NASDAQ rules, if you hold your shares in "street name" through a broker or other nominee, and you do not give your broker or nominee specific instructions on how to vote your shares, your broker or nominee will be permitted to exercise voting discretion with respect to the election of directors and ratification of the appointment of auditors.

        Revoking Your Proxy.    Any Proxy may be revoked at any time before it is actually voted at the Annual Meeting. Regardless of the method of voting used, you may revoke your Proxy by:

  •
  Delivering a written notice of revocation, dated later than the Proxy, before the vote is taken at the Annual Meeting.

  •
  Executing a later dated Proxy before the vote is taken at the Annual Meeting.

  •
  Voting in person at the Annual Meeting (your attendance at the meeting, by itself, does not revoke your earlier Proxy).

        Any written notice of revocation, or later Proxy, should be delivered to our principal executive offices at Power-One, Inc., 740 Calle Plano, Camarillo, CA 93012, Attention: Secretary.

*  DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE FISCAL 2006 ANNUAL MEETING

        Any stockholder who intends to present a proposal at our Annual Meeting for fiscal year 2006 must deliver the proposal to us at our principal executive offices not later than November 17, 2006 for inclusion in our Proxy Statement and form of Proxy relating to the meeting.

        Stockholder proposals to be presented at an Annual Meeting of Stockholders but not submitted for inclusion in our Proxy Statement for that meeting must be received by our Secretary not less than 90, nor more than 120 days prior to the meeting. However, if less than 100 days' notice from the date of the meeting is given to stockholders, then notice by the stockholder of any proposal need only be received within 10 days from the date on which notice of the meeting is given. Stockholder proposals must contain information required by our bylaws and comply with applicable legal requirements.

        Our bylaws are available via the "Governance—Introduction" link found under our main "Investors" link at our website located at www.power-one.com. Alternatively, any stockholder may obtain a copy of our bylaws by submitting a request to our Secretary at our principal executive offices.

PROPOSAL 1
ELECTION OF DIRECTORS

        Directors are to be elected at the Annual Meeting of Stockholders. All of the nominees for director listed below are currently serving as a director except for William T. Yeates.

        Following eight years as a member of our Board of Directors, Dr. Hanspeter Brändli has notified the Board of Directors of his intention to resign as a director effective on the date of our Annual Meeting of Stockholders.

        William T. Yeates has been nominated by the Board of Directors for election as a new director.

        Each nominee has indicated his or her willingness to serve if elected, but if any nominee should become unable to serve, we will vote the Proxies we receive for the election of such other person as our directors select. We are not aware of any reason why any of our nominees will be unable or will decline to continue to serve as a director. Background information on each nominee appears below.

Director Nominees

        The following individuals are our director nominees.

Name of Nominee	Age(1)	Principal Occupation	Year First Elected	Independence per Board Determination
Kendall R. Bishop	67	Retired Attorney	2000	Independent per NASDAQ rules
Gayla J. Delly	46	Chief Financial Officer, Executive Vice President & Treasurer, Benchmark Electronics, Inc.	2005	Independent per NASDAQ rules
Steven J. Goldman	48	Chairman of the Board of Power-One, Inc.	1988	Not Independent per NASDAQ rules
Jon E.M. Jacoby	67	Director of Stephens Group Inc.	1995	Independent per NASDAQ rules
Mark Melliar-Smith	60	Chief Executive Officer, Molecular Imprints, Inc.	2001	Independent per NASDAQ rules
William T. Yeates	45	Chief Executive Officer of Power-One, Inc.	NA	Not Independent per NASDAQ rules
Jay Walters	58	President of New Horizon Services, LLC	2000	Independent per NASDAQ rules

(1)
As of March 3, 2006

        Kendall R. Bishop.    Mr. Bishop retired as a corporate partner of the O'Melveny & Myers LLP law firm in January 2003 after 38 years of service. He received his B.A. degree from Stanford University and his J.D. degree from the University of California at Berkeley.

        Gayla J. Delly.    Ms. Delly has been Chief Financial Officer of Benchmark Electronics, Inc., a provider of electronics manufacturing services, since May 2001. She has served Benchmark as Executive Vice President from September 2004, as Vice President Finance from November 2000 to September 2004, as Treasurer from January 1996 and as Controller from January 1996 to January 2002. From 1984 to 1995, Ms. Delly was employed by KPMG LLP and was a Senior Audit Manager when she left the firm. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant.

        Steven J. Goldman.    Mr. Goldman, who joined us in 1982, serves as our Chairman of the Board. He has held this title since 1990. From 1990 until 2000, Mr. Goldman was our President, and from 1990 until 2006, he was our Chief Executive Officer. He received his B.S. degree in electrical engineering from the University of Bridgeport, Connecticut and his M.B.A. degree from Pepperdine University's executive program.

        Jon E.M. Jacoby.    Effective October 1, 2003, Mr. Jacoby retired as an officer and active employee of Stephens Inc. and Stephens Group Inc. Prior to his retirement, Mr. Jacoby had been employed since 1963 by Stephens Inc. and Stephens Group Inc., firms collectively engaged in investment banking and other business activities. He currently serves as a director of Delta & Pine Land Company, Sangamo Biosciences, Conn's, Inc. and Eden Bioscience. He also remains a director of Stephens Group, Inc. He received his B.S. degree from the University of Notre Dame and his M.B.A. degree from Harvard Business School.

        Mark Melliar-Smith.    Mr. Melliar-Smith is the Chief Executive Officer of Molecular Imprints, Inc., based in Austin, Texas. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm focusing on the telecommunications, semiconductor and software businesses. From January 1997 to December 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. Mr. Melliar-Smith is a member of the Board of Directors of Technitrol, Inc., Molecular Imprints, Inc. and Metrosol. Mr. Melliar-Smith received his B.S. and Ph.D. degrees in chemistry from Southampton University in England and his M.B.A. degree from Rockhurst College.

        Jay Walters.    Mr. Walters serves as our Lead Director under Corporate Governance guidelines adopted in 2003. Mr. Walters is President of New Horizon Services, LLC, a technology consulting company, and has held that position since March 2000. From 1995 to 1997, Mr. Walters was Vice President and Chief Operating Officer of AT&T's Power Systems Business Unit, a position he continued to hold with Lucent Technologies following its spin-off from AT&T in 1995. In late 1997, he was appointed to the position of Vice President in Lucent's Network Products Group. Mr. Walters, who retired from Lucent in 1999, received his B.S. degree in nuclear engineering from the University of Wisconsin and his M.B.A. degree from Louisiana State University.

        William T. Yeates.    Mr. Yeates is currently our Chief Executive Officer. Mr. Yeates joined us in 2000 as our President and Chief Operating Officer. Immediately prior to joining us, he spent 15 years with AT&T and Lucent Technologies, working in various positions in product development, marketing, strategy, domestic and international sales, manufacturing and business management. Most recently he served as Vice President and General Manager of Lucent's Titania Division. He received his B.S. degree in Electrical Engineering and his M.B.A. degree from Louisiana Tech University.

RECOMMENDATION

        The Board of Directors recommends a vote FOR the election of all nominees listed above. We will vote Proxies received by us in favor of the nominees unless a contrary choice is indicated.

BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

*  BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Attendance at Meetings and at Annual Meeting

        Each of our directors attended at least 75% of the aggregate number of Board meetings and meetings of committees on which he or she served in 2005.

        It is our policy that all directors make every reasonable effort to attend annual stockholders meetings. Five of our six then current directors attended our Annual Stockholders Meeting for Fiscal Year 2004.

Stockholder Communications with the Board of Directors

        Stockholders are welcome to communicate directly with our Board of Directors and to make recommendations for director nominees. Stockholders interested in communicating directly with any or all non-employee directors, and stockholders interested in recommending director nominees, may do so by writing to:

  Board of Directors
  Power-One, Inc.
  740 Calle Plano
  Camarillo, CA 93012
  Attn: Secretary

        All such correspondence will be logged in by our Secretary. Communications on matters other than as noted in the following sentences will be promptly forwarded to our Lead Director, currently Mr. Walters. Recommendations for director nominees will be sent to the Chair of our Nominating and Corporate Governance Committee. If the Lead Director is not the Chair of the Audit Committee, all matters relating to accounting or internal controls will be brought immediately to that Chair's attention. The applicable director who has received the communication will deliver a summary of all stockholder communications to the full Board at its next regularly scheduled meeting. Any director may review the correspondence log and request copies of any such correspondence.

*  DIRECTOR QUALIFICATIONS AND SKILLS

        Minimum qualifications for recommendation for a position on our Board of Directors, whether from our Nominating and Corporate Governance Committee, or from a stockholder, include:

  •
  a proven record of ethical and responsible service of not less than five (5) years in a corporate or comparable position involving substantial professional judgment and responsibility;

  •
  the ability to devote necessary time and attention to the position as a Director;

  •
  training and experience in a function or discipline relevant to the business and operations of the Company (e.g. technology, manufacturing, finance, international operations, marketing, or other areas which would enhance the effectiveness of the Board of Directors);

  •
  awareness of and allegiance to the interests of the stockholders of the Company; and

  •
  fluency in English (written and spoken).

        Specific skills or qualities that we believe are necessary for one or more of our Directors to possess are listed below. Please note that we do not expect that a single individual possess all listed skills, but rather that the Board as a whole include one or more individual(s) who possess one or more of the listed skills or qualities:

  •
  financial knowledge and experience which qualifies a director as a "financial expert" under applicable Securities and Exchange Commission ("SEC") criteria; and

  •
  in-depth knowledge, based upon prior employment as a senior officer, in a key area of a for-profit corporate entity, e.g. finance, operations, sales, marketing, strategic planning.

        Ms. Gayla Delly joined the Board of Directors in 2005, at which time the Board determined that Ms. Delly is independent per all applicable NASDAQ and SEC rules and regulations. Ms. Delly was appointed to the Audit Committee at the regular meeting of the Board of Directors held following our Annual Meeting of Stockholders on May 3, 2005. The Board has determined that Ms. Delly qualifies as an audit committee financial expert, as defined under SEC rules and regulations. Additionally, the Board has determined that Ms. Delly qualifies as a member of the Audit Committee who meets the NASDAQ listing requirement under Rule 4350(d)(2)(A) as having the requisite past employment experience which provides her with the required financial sophistication.

*  EVALUATION OF NOMINEES

        Nominees (including nominees recommended by stockholders) are identified and evaluated by the Nominating and Corporate Governance Committee through review of resume or other summary of experience, personal interviews conducted by members of the Committee, and submission of such supplemental information as may be reasonably requested by the Committee.

*  COMMITTEE MEMBERSHIPS

  •
  Audit: Mr. Bishop (Chair), Dr. Brändli, Mr. Melliar-Smith, and Ms. Delly.

  •
  Compensation: Mr. Walters (Chair), Ms. Delly and Mr. Jacoby.

  •
  Nominating and Corporate Governance: Mr. Melliar-Smith (Chair), Dr. Brändli and Mr. Bishop.

        All members of the Audit Committee and of the Nominating and Corporate Governance Committee are non-employee directors whom the Board has determined meet NASDAQ independence requirements.

*  COMMITTEE RESPONSIBILITIES

  Audit Committee

  •
  Engages our independent auditors;

  •
  Reviews and oversees the services performed by our independent auditors;

  •
  Reviews the independence of the independent auditors;

  •
  Reviews and evaluates our accounting principles and our system of internal accounting controls; and

  •
  The Audit Committee operates under an updated Charter adopted by the Board in 2003. A copy is available via the "Governance—Introduction" link found under our main "Investors" link at our website located at www.power-one.com. Please see also "Audit Committee Report" below.

  Compensation Committee

  •
  Determines compensation of our executive officers;

  •
  Administers our Amended and Restated 1996 Stock Incentive Plan, 1997 Employee Stock Purchase Plan, 2001 Stock Option Plan, and the 2004 Stock Incentive Plan;

  •
  Establishes the criteria for the awarding of bonuses;

  •
  Recommends to the Board of Directors adoption of other compensation plans as may from time to time be deemed in the best interests of the Company; and

  •
  The Compensation Committee operates under the Charter adopted by the Board in 2005. A copy is available via the "Governance—Introduction" link found under our main "Investors" link at our website located at www.power-one.com. Please see also "Compensation Committee Report on Executive Compensation" below.

  Nominating and Corporate Governance Committee

  •
  Establishes qualifications for board membership;

  •
  Evaluates stockholder nominees for director who are properly presented to the Company. See above under section noted "Stockholder Communications with the Board of Directors" for information on the process for presenting stockholder nominees;

  •
  Recommends director nominees to the Board both for the annual stockholders meeting and for the filling of any vacancies that occur between annual meetings;

  •
  Assists the Board in devising a methodology for annually evaluating the Board's performance;

  •
  Recommends the size of the Board, committee structure and assignments and frequency of regular Board meetings;

  •
  Discusses and makes recommendations to the full Board on the Company's Corporate Governance Guidelines; and

  •
  The Nominating and Corporate Governance Committee operates under the Charter adopted by the Board in 2004. A copy is available via the "Governance—Introduction" link found under our main "Investors" link at our website located at www.power-one.com.

*  BOARD AND COMMITTEE MEETINGS IN 2005

  •
  Board of Directors:
      13 meetings in total (9 were telephonic)
      6 actions by written consent

  •
  Audit Committee:
      5 meetings in total (1 was telephonic)

  •
  Compensation Committee:
      5 meetings in total (1 was telephonic)
      1 action by written consent

  •
  Nominating and Corporate Governance Committee:
      2 meetings
      1 action by written consent

Director Compensation

        We pay each non-employee director as follows:

  •
  Annual retainer: $20,000

  •
  Supplemental annual retainers:

          Audit Committee—Chair: $15,000

          Other Committee—Chair: $5,000

  •
  Meeting fees (Board or Committee):

          In person: $3,000/day

    Telephonic: $1,000/day for meetings over two hours that involve substantial time and preparation.

    Only one daily meeting fee is paid on days when multiple meetings of separate Committees, or Committee(s) and Board are held on same day.

        In addition to such compensation, Dr. Brändli received approximately $6,000 in 2005 for serving on the boards of our Swiss subsidiaries.

        We also reimbursed our directors for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

        Pursuant to the 2004 Stock Incentive Plan (the "2004 Plan"), our Compensation Committee as administrator of the 2004 Plan implemented a program in July 2004 of stock option grants for non-employee directors. Under the program as approved by the Compensation Committee, each person (excluding all current directors as of July 2004) who becomes a non-employee director will receive an initial nonqualified stock option ("NQSO") grant of 30,000 shares granted at their fair market value as of the date of their initial election to the Board of Directors. Such grant would have a ten-year term and would vest in equal portions in each of the three years following the earlier of (i) the anniversary of the date of grant in that year, and (ii) the annual meeting date in that year. On March 24, 2005, Ms. Delly was granted 30,000 stock options under the 2004 Plan.

        Additionally, for continued service, annually beginning on the date of our 2005 Annual Meeting, each non-employee director who continues in service to the Board of Directors after an Annual Meeting and who has served as a director for not less than 180 days prior to the first day of the month in which such Annual Meeting occurs, will receive a NQSO grant of 10,000 shares. This annual grant would be awarded at the fair market value as of the date of such Annual Meeting. Such grant would have a ten-year term, and would vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the next Annual Meeting date following the date of grant.

        Certain directors hold stock option grants made under our 1996 Stock Incentive Plan (the "1996 Plan"). All 1996 Plan non-employee director options have an exercise price equal to the fair market value on the grant date, a ten-year term, and vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS—PRINCIPAL ACCOUNTANT FEES
AND SERVICES

        The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche"), independent auditors, to audit our consolidated financial statements for the fiscal year 2006. This appointment is being presented to the stockholders for ratification at the meeting. If the stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the stockholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Deloitte & Touche has audited our consolidated financial statements since 1993. Representatives of Deloitte & Touche are expected to be present at the meeting. They will have the opportunity to address the audience at the meeting and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

        The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche as Power-One, Inc.'s independent auditors for 2006. We will vote Proxies received by us in favor of the ratification of Deloitte & Touche unless a contrary choice is indicated.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

Audit Committee

        The Audit Committee is currently composed of four non-employee directors who the Board believes all meet the current NASDAQ independence requirements. The Committee operates under a written charter most recently amended and restated by the Board of Directors in 2003.

        The Board also believes that all Audit Committee members possess experience or have backgrounds which make each qualified to serve on the Committee. The Board believes and the Committee has determined that all members are able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. The Board's determination is based on each Committee member's experience, background, training, past employment in a position of substantial authority, responsibility for financial statements oversight, or other experience and involvement in the review and evaluation of financial statements.

        Additionally, the Committee, in concert with the Board of Directors, has determined that Committee member, Ms. Gayla Delly, qualifies as a member of the Audit Committee who meets the NASDAQ listing requirement under Rule 4350(d)(2)(A) as having the requisite past employment experience which provides her with the required financial sophistication. The determination of Ms. Delly's qualifications under the applicable NASDAQ Rule is based upon Ms. Delly's relevant education, her current and past employment experience in finance and accounting, her professional certification as a Certified Public Accountant, and her current position as Chief Financial Officer of Benchmark Electronics, Inc. Ms. Delly has also been determined by the Board as qualified for classification as an audit committee financial expert, as defined under SEC requirements and is so designated.

        Any person desiring to submit any complaint to the Company regarding accounting, internal accounting controls, or auditing matters should address such complaint to:

  Chairman of the Audit Committee
  Power-One, Inc.
  740 Calle Plano
  Camarillo, CA 93012
  Attn: Secretary

        All such correspondence will be logged in by our Secretary and promptly forwarded to the Chairman of the Audit Committee. The Chairman will provide a summary of all communications to the Audit Committee, and will direct and oversee such additional actions or inquiries as the Chairman deems appropriate in light of a given complaint.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent public accountants, Deloitte & Touche. The policy generally permits pre-approval annually of certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified annual budget amounts, and sets requirements for specific case-by-case pre-approval of discrete projects, such as those which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent public accountants to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC and also considers whether proposed services are compatible with the independence of the public accountants.

Fees Paid to Independent Public Accountants

        SEC rules effective May 6, 2003 require that our Audit Committee pre-approve all audit and permissible non-audit services provided by our independent auditors, with certain limited exceptions. Our Audit Committee has concluded that the audit-related and tax services provided to us by Deloitte & Touche are compatible with maintaining auditor independence. During 2004 and 2005, the Company retained Deloitte & Touche to provide services only in the following categories and amounts:

SERVICES	2005	2004
	(in thousands)
1. Audit Fees(1)	$1,836	$1,967
2. Audit Related Fees(2)	$17	$6
3. Tax Fees(3)	$602	$842
4. All Other Fees(4)	$0	$0

Total	$2,455	$2,815

        The Audit Committee approved all of the fees noted in Items 2 and 3 above pursuant to its pre-approval policies and procedures.

(1)
Audit fees consisted of fees in connection with the audits of the Company's annual financial statements (inclusive of internal controls review and attestation), statutory audits, and reviews of the Company's quarterly financial statements and consents related to SEC filings.

(2)
Audit related fees consisted primarily of fees for the documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002, costs of due diligence associated with merger and acquisition or disposal transactions, and financial accounting and reporting consultations.

(3)
Tax fees consisted of a) tax compliance fees in connection with federal, state and local income tax return assistance, assistance with tax returns filings in certain foreign jurisdictions, requests for technical advice from taxing authorities, assistance with tax audits and appeals and preparation of expatriate tax returns, and b) tax planning and advice fees in connection with tax advice related to structuring certain proposed acquisitions and disposals and tax advice related to intra-group restructuring items.

(4)
Other fees would consist of fees for services of our independent auditors not otherwise captured in the audit, audit related, or tax categories. We did not incur any such fees in 2004 or 2005.

AUDIT COMMITTEE REPORT*

        The Audit Committee of the Board of Directors is responsible for monitoring the integrity of Power-One, Inc.'s consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. Subject to stockholder ratification, the Committee also recommends the selection of the Company's independent auditors.

*
If we intend to incorporate this specific section by reference in any of our filings pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, we will specifically incorporate this section by name in such reference in a given filing. Otherwise, any general statement about incorporating this proxy statement by reference into any such filing will not apply to this section. This section shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

        Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing such financial statements. The responsibility of the Audit Committee is to monitor and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing. We rely on the information provided to us and on the representations made by management and the independent auditors. The Audit Committee will retain independent experts to advise and consult directly with the Audit Committee if the Audit Committee desires an independent opinion or review of any information provided or any representations made by management and the independent auditors.

        During fiscal 2005 the Audit Committee performed ongoing review of management's attention to and focus upon internal controls of the Corporation. Management's attention to these matters involved substantial internal audit activity by employees of the Corporation, site visits with focused internal audit checklists, detailed assessment of specific processes, action items, remediation efforts, and related activity to ensure that internal controls operated properly. The progress, findings, and results of follow-up from these internal auditing activities were reported to the Committee as a recurring matter in its regular meetings.

        The Committee held five meetings during fiscal 2005. The Committee approved the fees to be paid to the independent auditors for their audit of our consolidated financial statements for FY2005. The Committee discussed with the independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's system of internal controls.

        In carrying out our responsibilities, we reviewed and discussed with management and the Company's auditors all financial statements prior to their issuance. We were advised by management and the auditors that all of the financial statements were prepared in accordance with generally accepted accounting principles. As part of our review, we discussed with management the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We also sought the Company's independent auditors' judgment on these matters.

        We discussed with the independent auditors matters required to be discussed under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from Power-One, Inc. We considered whether the auditors' provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. The Audit Committee has established policies to review and pre-approve any non-audit services proposed to be provided by the independent auditors, and to review and pre-approve the scope, work plan and fees for the audit services to be provided by the independent auditors.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that Power-One, Inc.'s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Annual Report on Form 10-K. We have also appointed Deloitte & Touche to serve as the Company's independent auditors for fiscal 2006, subject to stockholder ratification.

The Audit Committee
Kendall R. Bishop, Chairman; Hanspeter Brändli; Mark Melliar-Smith; and Gayla Delly

EQUITY COMPENSATION PLAN INFORMATION

        Power-One, Inc. currently maintains and administers four equity compensation plans: the 1996 Plan, the 2001 Plan, the Power-One, Inc. Employee Stock Purchase Plan, and the 2004 Stock Incentive Plan. The 1996 Plan, the Employee Stock Purchase Plan, and the 2004 Stock Incentive Plan have each been approved by Power-One, Inc.'s stockholders.

        The following table sets forth, for each of Power-One, Inc.'s equity compensation plans, the number of shares of common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2005.

Equity Compensation Plan Information as of December 31, 2005

	(a)	(b)		(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	9,385,171	$9.84	(1)	14,296,027	(2)

Equity compensation plans not approved by stockholders(3)	1,049,590	$6.23		0	(4)

Total	10,434,761	$9.48	(1)	14,296,027	(2)

(1)
Weighted average exercise price of outstanding options; excludes restricted stock units and shares related to the Employee Stock Purchase Plan.

(2)
Share numbers noted are as of December 31, 2005. The amounts noted as of that date include shares reserved but not yet then issued under the 1996 Stock Incentive Plan, the 2004 Stock Incentive Plan and the Employee Stock Purchase Plan. Of this number, 1,117,746 were then available under our 1996 Plan, 4,665,000 were then available under the 2004 Plan and 8,513,281 were then available under our Employee Stock Purchase Plan. The shares then available under the 1996 Plan were, subject to certain other limits under that plan, generally available for any type of award authorized under the 1996 Plan including stock options, stock appreciation rights, restricted stock, stock bonuses, and performance shares. Per the terms of the 1996 Plan, power and authority to issue grants and awards under the 1996 Plan terminated effective February 22, 2006. Any grant or award issued prior to that date remains open and outstanding per the terms of original grant or award. Any shares available for issuance under the 1996 Plan which had not been issued as of February 22, 2006 were cancelled as of that date and are no longer available for issuance.

(3)
The 2001 Stock Option Plan (the "2001 Plan") was adopted in September 2001, per applicable regulations and exchange listing rules, as an equity compensation plan not approved by stockholders. Grants were only made under this plan through May 2004. The 2001 Plan is administered by our Compensation Committee. Awards under the 2001 Plan were only nonstatutory stock options. No awards under the 2001 Plan were made to any Director of the Company or to any person who is an officer within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended. The maximum term of options granted under the 2001 Plan is 10 years after the initial date of the award. Options granted under the 2001 Plan have been granted at the "Fair Market Value" (i.e. the closing price of our stock on the date the option is granted). No award vests and becomes exercisable more quickly than 25% per year. Generally, awards granted to one of our employees that are not yet exercisable will terminate upon the date the employee is no longer employed by the Company, and those that are exercisable will remain exercisable for ninety (90) days after the end of employment.

(4)
No grants have been made under the 2001 Plan since May 2004, and no future grants will be made under the 2001 Plan.

        All references to shares and options in this section have been adjusted to reflect the three-for-two and two-for-one splits to our common stock completed during 2000.

EXECUTIVE OFFICER COMPENSATION

        The following table provides information for our last three fiscal years regarding all compensation paid to or earned by our Chief Executive Officer and each of our four other most highly compensated executive officers who served as executive officers of Power-One, Inc. as of December 31, 2005 (the "Top 5 Compensated Executive Officers"). Also included in this table is William Franciscovich for whom disclosure in the "Top 5" would have been provided but for the fact that Mr. Franciscovich was not serving as an executive officer of Power-One, Inc. at the end of the last completed fiscal year.

Officers			Annual Compensation						Long-Term Compensation

Name and Position	Year		Salary		Bonus(1)		Other Annual Compensation		Restricted Stock Award(3)	Options (Shares)	All Other Compensation

Steven J. Goldman, Chairman and Chief Executive Officer(6)	2005 2004 2003	$ $ $	520,000 490,912 360,464	$ $	390,000 75,000 —	$	— — 115,352(2)	$	— — 275,000	— — 175,000	* * *

William T. Yeates, President and Chief Operating Officer(6)	2005 2004 2003	$ $ $	351,012 347,938 299,520	$ $	250,000 61,740 —	$ $	— 45,000(4) 275,846(5)	$ $	442,000 — 1,131,000	— — 75,000	* * *

Brad W. Godfrey, President, Global Embedded Products(6)	2005 2004 2003	$ $ $	268,868 224,383 158,220	$ $	165,000 60,000 —	$	— — 13,428(2)	$ $	442,000 — 109,999	— — —	* * *

Randall H. Holliday, Secretary and General Counsel	2005 2004 2003	$ $ $	235,014 240,973 225,004	$ $	55,000 30,315 —	$	— — 21,354(2)	$ $	176,800 — 50,000	— — 70,000	* * *

Veronica Tarrant, Vice President—Finance & Chief Accounting Officer	2005 2004 2003	$ $ $	175,345 151,079 127,418	$ $ $	55,000 11,242 3,200	$	— — 35,212(2)		$176,800 — —	— — —	* * *

William Franciscovich, Senior Vice President—Worldwide Sales(7)	2005 2004 2003	$ $	230,321 206,993 —	$ $	115,000(8) 134,612 —		— — —		$442,000 — —	— — —	$9,039(8) * *

*
Less than the lesser of $50,000 or 10% of the total salary and bonus for the year indicated.

(1)
Bonus amounts represent bonus amounts earned in and for the fiscal year, payment of which actually occurs early in the following calendar year.

(2)
This amount represents the "premium portion" as described below under the heading "CERTAIN OTHER COMPENSATION ARRANGEMENTS—2001 Deferred Compensation Plan."

(3)
Amounts noted for 2005 relate to awards of restricted stock units made to the named officers in May 2005. Each such award vests annually at the anniversary of the award date over four years in equal installments of 25% of the total restricted stock units awarded. On December 31, 2005, the named officers other than Mr. Franciscovich held, in total, the following then unvested restricted stock units from the May 2005 awards (i.e. the full amount of the total number of shares awarded) as follows: (i) Mr. Goldman, 0 restricted stock units; (ii) Mr. Yeates, 100,000 restricted stock units; (iii) Mr. Godfrey, 100,000 restricted stock units; (iv) Mr. Holliday, 40,000 restricted stock units; (v) Ms. Tarrant, 40,000 restricted stock units. On December 31, 2005, Mr. Franciscovich held 12,500 then unvested restricted stock units, under and pursuant to special conditions of a severance package and agreement entered into between the Company and Mr. Franciscovich at the time of the end of his service to the Company as an executive officer. The 2005 year-end value of the total number of unvested restricted stock units subject to these awards, based on the closing price ($6.02) of the Company's common stock of December 31, 2005, was as follows: (i) Mr. Goldman, $0, (ii) Mr. Yeates, $602,000; (iii) Mr. Godfrey, $602,000; (iv) Mr. Holliday, $240,800; (v) Ms. Tarrant, $240,800; and (vi) Mr. Franciscovich, $75,250. The recipients do not have voting or dividend rights with respect to the shares subject to the stock units awarded in 2005, unless and until the shares are actually delivered in payment of the stock units, but each recipient does have the right to receive dividend equivalent payments with respect to the stock units.

(4)
This amount represents income-tax "gross-up" paid to Mr. Yeates in 2004, for the imputed income arising from the forgiveness of the loaned amount of $80,000 per the terms of an employment contract described below.

(5)
This amount includes (i) imputed income associated with forgiveness of loaned amounts of $100,000 and $80,000 per terms of an employment contract described below, and (ii) the "premium portion" of Mr. Yeates' deferred salary, as discussed below in our summary of the 2001 Deferred Compensation Plan.

(6)
As of February 6, 2006, Steven Goldman became our Chairman of the Board, William Yeates became our Chief Executive Officer, and Brad Godfrey became our President and Chief Operating Officer.

(7)
William Franciscovich was not employed by Power-One in 2003, therefore, no compensation data is reported for 2003. Mr. Franciscovich left employment with the Company in November 2005. Mr. Franciscovich entered into a separation agreement with the Company in connection with the ending of his employment, a summary of which is found below under the heading "Employment Agreements."

(8)
Bonus amount noted is per the terms of Mr. Franciscovich's separation agreement. The amount noted in "Other Compensation" represents salary continuation paid in 2005 under Mr. Franciscovich's separation agreement. A summary of this separation agreement is found below under the heading "Employment Agreements."

STOCK OPTION GRANTS AND EXERCISES
IN 2005 AND YEAR-END OPTION VALUES
FOR TOP 5 COMPENSATED OFFICERS

        We did not grant any stock options to any of our Top 5 Compensated Executive Officers in 2005. However, as described above, we did grant restricted stock units to some of these executives.

        This table shows all stock options exercised by the Top 5 Compensated Executive Officers for 2005. Also included in this table is William Franciscovich for whom disclosure in the "Top 5" would have been provided but for the fact that he was not serving as an executive officer of Power-One, Inc. at the end of the last completed fiscal year. The "Value Realized" column reflects the difference between the market value of the underlying securities at the actual exercise date and the exercise price of the options. The "Value of unexercised in-the-money options at 2005 year-end" column reflects the difference between the market value and the exercise price of in-the-money options at the end of 2005.

Name	Shares acquired on exercise(#)	Value Realized($)	Number of unexercised options at 2005 year-end Exercisable/Unexercisable(2)		Value of unexercised in-the-money options at 2005 year-end(1) Exercisable/Unexercisable

Steven J. Goldman	246,000	$1,518,533.50	655,000	0	$309,225	$0

William T. Yeates	0	$0.00	975,000	0	$37,500	$0

Brad W. Godfrey	138,000	$614,250.00	320,000	0	$36,250	$0

Randall H. Holliday	0	$0.00	185,000	0	$16,250	$0

Veronica Tarrant	0	$0	101,000	0	$6,980	$0

William Franciscovich(3)	0	$0	0	0	$0	$0

(1)
Total value of exercisable and unexercisable options based on the market value of our common stock on December 31, 2005 ($6.02 per share).

(2)
See below under the heading "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION—Equity Based Compensation" for information regarding acceleration of vesting of outstanding options which was made effective February 23, 2005.

(3)
Mr. Franciscovich left employment with the Company in November 2005.

*  EMPLOYMENT AGREEMENTS

        William T. Yeates joined the Company in 2000 to serve as our President and Chief Operating Officer under the terms set forth in a letter agreement with the Company.

        We made certain loans to Mr. Yeates in connection with his initial employment with us in January 2000. All such loans are described in the following paragraph. These loans were in existence prior to the passage of the Sarbanes-Oxley Act of 2002 (the "Act"). The Act now prohibits loans by the Company to its executive officers. However, loans in existence as of the effective date of the Act were exempted from the prohibitions of the Act.

        One non-interest-bearing loan in the amount of $100,000, plus additional non-interest-bearing loans relating to new hire relocation expenses totaling approximately $80,000, were forgiven on the third anniversary of Mr. Yeates' hire (January 13, 2003) in connection with Mr. Yeates' continued employment with the Company as of such date, per the original terms of the loan arrangements. A separate interest-bearing loan in the amount of $660,000, and with an interest rate of 5.5% per annum, became due and payable on January 13, 2004 per its original terms and was paid in full by Mr. Yeates on that date. There was no material modification of any term of that loan, nor renewal of that loan, after the effective date of the Act.

        Mr. Yeates' rights to certain payments and benefits resulting from a change in control, as defined in the letter to include certain mergers and other triggering events, expired on January 31, 2004 per the terms of the letter agreement.

        Mr. Franciscovich entered into a separation agreement with the Company effective in December 2005. The agreement provides for continuation of base salary and benefits coverage, at Mr. Franciscovich's pre-separation salary level and nature of coverage, for a period through May 2006 for base salary and benefits, and on a contingent basis through December 2006 for medical insurance benefits. Medical benefit continuation from June 2006 through December 2006 is contingent upon Mr. Franciscovich not securing alternative medical insurance benefit coverage prior to or during that period via other means (e.g. other employment, private coverage, family plan coverage tied to other family member employment). Mr. Franciscovich also received a negotiated amount as compensation for 2005 incentive compensation, and will be eligible for vesting of 12,500 restricted stock units on May 17, 2006.

        On February 6, 2006 (and effective as of that date), the Compensation Committee of the Company's Board of Directors set base salaries for named executive officers as noted in the table immediately below. Certain additional compensation in the nature of bonus eligibility is available to the named executive officers in fiscal 2006 as discussed further below in the Compensation Committee Report on Executive Compensation.

/*/ Steven J. Goldman, Chairman	$520,000
/*/ William T. Yeates, Chief Executive Officer	$400,000
/*/ Brad W. Godfrey, President and Chief Operating Officer	$300,000
/*/ Randall H. Holliday, Secretary and General Counsel	$250,000
/*/ Veronica Tarrant, Vice President—Finance and Chief Accounting Officer	$190,000

*  CHANGE IN CONTROL ARRANGEMENTS

        Effective April 28, 2004, pursuant to approval of our Board of Directors, we entered into Change in Control Severance Agreements ("CIC Agreements"), with each of the Top 5 Compensated Executive Officers other than Ms. Tarrant, who was not an officer at that date. These CIC Agreements are administered by our Compensation Committee. Each CIC Agreement renews automatically on an annual basis effective April 28, unless the Compensation Committee provides written notice of termination of the agreement to an executive at least six months prior to the renewal date.

        Our CIC Agreements are "double trigger" agreements. Benefits under the CIC agreement are only paid if (i) a "Change in Control" has occurred, and (ii) an executive's employment is subsequently terminated following such Change in Control other than for cause, or the executive voluntarily terminates employment after a Change in Control for "Good Reason."

        Subject to certain limited exceptions, a "Change in Control" will generally be triggered upon (i) any person becoming a 20% or greater owner of Power-One, (ii) certain majority changes in the Board of Directors over a period of not more than two years, (iii) certain mergers or other changes in ownership following which stockholders before the change do not continue to own more than 60% of Power-One, and (iv) a dissolution or liquidation of Power-One.

        "Good Reason" is generally defined as a substantial alteration or reduction in duties and responsibilities, a reduction in salary or bonus eligibility affecting the executive individually (as opposed to across the board reductions impacting all executives equally), reassignment to a different geographic location, or refusal of the successor entity to assume the CIC Agreement.

        The severance payments and entitlements made to an executive under the CIC Agreement are based on a "multiplier" of either 2X or 2 years (for CEO or COO) or 1X or 1 year (for other Named Executive Officers) as follows. Benefits include (i) lump-sum payment of an amount tied to base salary and bonuses times the executive's "multiplier," (ii) acceleration of vesting under then existing stock option grants for an additional period as per the executive's multiplier, and (iii) continuation of benefits (e.g. medical insurance and group life insurance) for an additional period as per the executive's multiplier.

CERTAIN OTHER COMPENSATION ARRANGEMENTS

*  2001 DEFERRED COMPENSATION PLAN

        Summary of the Plan.    Based upon recommendations of consultants retained by the Compensation Committee, as well as counsel from outside legal and accounting advisors, in October 2001 the Compensation Committee recommended adoption, and the Board of Directors approved the implementation, of the 2001 Deferred Compensation Plan (the "Plan"). Under this Plan, full time employees (inclusive of executive officers) of the Company were eligible to make an irrevocable election to defer a percentage of their base salary (not to exceed 50% of base salary) for the period commencing October 22, 2001 and continuing through October 20, 2002 (the "Deferral Period"). At the end of the Deferral Period, a participant's base salary returned to its original pre-deferral amount.

        Effect of Deferral Election/Entitlement to Stock Units.    Each participant under the Plan (i.e. an individual electing to defer salary), received "credit" at the start of the Deferral Period for a given number of Stock Units, based upon the dollar amount of salary deferred. A Stock Unit was a bookkeeping entry that represented one fictional share of the Company's common stock. A Stock Unit was used as a device to determine the number of shares of common stock of the Company that were to be distributed to a participant. The total number of Stock Units credited to a participant was determined using this formula:

Number of Stock Units = (compensation deferred / $6) × 2

        Stock Units had no voting rights, rights to dividends, or any other stockholder rights.

        Vesting in Stock Units.    Vesting in the credited Stock Units was tied to continued employment with or service to the Company. One-half (50%) of the total Stock Units credited to a participant as of the start of the Deferral Period vested on a pro-rata basis during the Deferral Period. For employees, vesting of this 50% of total Stock Units was prorated weekly over the 52 weeks of the Deferral Period.

        For employees who participated in the Plan, the other 50% of Stock Units that were credited to the individual at the start of the Deferral Period vested in full on January 31, 2003 (the "Payment Date").

        Distribution of Common Stock to Participants.    A participant who was actively employed by the Company as of the Payment Date received whole shares of common stock of the Company equal to the total number of Stock Units credited to and vested in the participant on the Payment Date. For example, if based upon the percentage of salary elected to be deferred, a participant had 10,000 Stock Units credited to his or her Stock Unit account, the participant received 10,000 shares of the Company's common stock on the Payment Date.

        Upon the ultimate distribution of common stock to a participant, the shares became beneficially owned by the participant, unrestricted and available for sale or transfer transferred at the discretion of the participant. For income tax purposes, the recipient received "income" on the Payment Date equal to the total fair market value of the shares as of the Payment Date. Our fair market value (i.e. closing price) on January 31, 2003 was $4.92/share.

        Report of "Premium" portion in Summary Compensation Table.    In previous Proxy Statements, in our Summary Compensation Table, we reported total base salary in each officer's salary column, then noted via footnote the amount of compensation deferred by reported officers under the Plan. To avoid any "double reporting" of income paid to or earned by the officers, we have only reported in this Proxy's Summary Compensation Table that portion of the "premium" associated with shares distributed to the reported officers as of the January 31, 2003 Payment Date. For the ease of calculations, the premium represents the difference between (i) the fair market value of the shares issued to the employee as of the Payment Date, less (ii) the total employee compensation deferred during the Deferral Period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

        The Compensation Committee (the "Committee") consists of Mr. Walters (Chairman), Ms. Delly and Mr. Jacoby, each of whom is an independent, non-employee director. Per its Charter adopted in 2005, among other things, the Committee:

  •
  Reviews and makes recommendations to the Board with respect to management's proposals regarding the Company's overall compensation policies, and establish performance-based incentives that support and reinforce the Company's long-term strategic goals, organizational objectives and shareholder interests;

  •
  Evaluates the performance of, and determines the compensation for, the Company's Chairman of the Board, Chief Executive Officer and Chief Operating Officer;

  •
  Reviews and consults with the Chief Executive Officer and Chief Operating Officer as to the compensation for other executives and establishes, reviews and approves compensation plans in which any executive is eligible to participate;

  •
  Makes recommendations to the Board with respect to the Company's incentive-compensation plans and equity-based compensation plans; and

  •
  Sets compensation for the Board and Committees, monitors and makes recommendations to the Board regarding certain succession planning, and reviews other compensation plans of the Company.

        From time to time the Committee retains outside compensation experts to review current compensation and equity award plans and recommends to the Board of Directors the adoption of additional equity plans and grants under such plans.

        Our executive compensation program is designed to attract, retain and motivate the senior executive talent necessary to effectively manage the Company. The program also aims to support the creation of stockholder value and is designed to make pay consistent with performance. When establishing salaries, bonuses and stock or equity awards for executive officers, the Committee considers the individual's role, leadership responsibilities and performance during the last year and the amount of compensation paid to executive officers in similar positions at companies that compete with us for executives. The Committee believes that the current base salary amounts now being paid to all executive officers are consistent and in keeping with current market rates for companies of comparable size.

        Historically, cash compensation has been supplemented with significant equity awards that are tied to the performance of the Company's stock. The Committee continues to believe that the incorporation of equity awards tied to the performance of the Company's stock should be an essential element of overall pay packages. However, the Committee has considered the rule changes (i.e. Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment"), public comment on the accounting treatment of stock options, and the requirement that stock options be treated as an expense in the evaluation of the Company's financial performance.

*
If we intend to incorporate this specific section by reference in any of our filings pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, we will specifically incorporate this section by name in such reference in a given filing. Otherwise, any general statement about incorporating this proxy statement by reference into any such filing will not apply to this section. This section shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

        In light of these rule changes relating to stock options, the Committee has initiated and is continuing to investigate alternatives to traditional stock option grants for equity awards (including for example restricted stock and restricted stock units), both for executive officers and other employees. The Committee will seek to continue use of periodic equity awards to executive officers when deemed appropriate by the Committee. In keeping with this element of overall executive compensation, the Committee approved and authorized awards of restricted stock units to executive officers (other than the then Chief Executive Officer) with an effective date of May 17, 2005. Details on these awards are noted in the Summary Compensation Table above.

        The Committee believes that the executive officers' performance in 2005 reflected favorable efforts in relation to continued significant market and business operational challenges. While the Committee has been pleased with the performance of the executive officers in the face of these challenges, the Committee has also considered the need to ensure that stockholder value is a significant element in evaluating executive performance and in determining executive compensation.

        The Committee continues to believe that bonuses, incentive payments and other performance based awards must be tied directly to, and come as a reward for, clearly measurable performance associated directly with key financial and operational metrics. Additionally, the Committee believes that the executive officers must have a significant portion of their total compensation potential aligned, via equity incentives, with stockholder interests, to ensure that stockholder value remains a primary objective and criteria in the management of the Company. However, the Committee strives to balance current results with future expectations and believes that, in appropriate situations, certain discretionary bonuses or other compensation can be an appropriate tool when officers are tasked with and perform major operational or other tasks that may not, upon completion, necessarily result in immediate financial performance improvements.

        2005 Compensation of the Chief Executive Officer.    The Committee evaluates the compensation of the Chief Executive Officer on an annual basis. Mr. Goldman's base salary, as paid in 2005, has been unchanged since April 1, 2004 when it was increased as part of an overall "market rate" adjustment implemented for executive officers in general. Mr. Goldman's 2005 base salary as Chief Executive Officer was evaluated and determined to be appropriate based on comparability to salaries of other chief executive officers, with focus on geographic surveys (using the Southern California market as the area of relevance), as well as reviews of industry segment and selected competitor companies. Mr. Goldman was also awarded a discretionary bonus for 2005 performance that is described below under the subheading "Discretionary Bonus Payments" and that is noted in the Summary Compensation Table above. The discretionary bonus description noted below under the subheading "Discretionary Bonus Payments" outlines the several qualitative performance criteria that the Committee used in evaluating Mr. Goldman's services in 2005 and in determining the amount of discretionary bonus to be paid to him for 2005. No stock options or comparable equity incentive payments were made or issued to Mr. Goldman in 2005. The Committee believes that the total compensation paid to Mr. Goldman in 2005 was reasonable.

        Base Salary.    The Committee reviews the base salaries for all executive officers. All base salaries paid to executive officers in 2005 remained at an amount set on April 1, 2004 when base salaries were increased as part of an overall "market rate" adjustment implemented for executive officers in general. The Committee has approved and implemented increases in base salaries for the named executive officers effective February 6, 2006, as noted above under the subheading "Employment Agreements." The Committee believes that the total compensation paid to each executive officer in 2005 was reasonable.

        Management Bonus Plan.    There was no formal management bonus plan adopted by the Committee for 2005 that established specific quantitative criteria for bonus payments.

        Discretionary Bonus Payments.    For 2005, the Committee authorized bonus payments to the Chief Executive Officer and to other executive officers, based on the Committee's assessment of individual and combined executive performance of operational and financial activities during the year. The Committee also considered market surveys and related studies to evaluate current trends in bonus compensation as an element of total compensation. Although the bonus payments are noted as being discretionary, the Committee was guided by, and used a number of measurable performance criteria, to decide on the bonus amounts. The criteria included items similar to those that will be used in the recently adopted 2006 management bonus plan, details of which are contained in our Current Report on Form 8-K filed with the SEC on February 10, 2006.

        In setting the discretionary bonuses for fiscal 2005, the Committee placed particular emphasis on the successful achievement of restructuring efforts during 2005. It is anticipated that these efforts will reduce costs and make the Company more efficient in the future. Steps taken to achieve these restructuring efforts included the relocation of manufacturing locations for select product lines or business units to "low cost" Company-owned manufacturing locations, the sale of excess facilities, the retention of key customer accounts during the ongoing changes, and the penetration of several key strategic accounts anticipated to produce revenue growth as early as fiscal 2006. Additionally, the Committee considered the fact that the Company saw improvements in earnings per share throughout the fiscal year, and achieved positive earnings per share in the third and fourth quarters of fiscal 2005. Finally, the Committee evaluated individual performance under "management by objective" ("MBO") plans established at the start of fiscal 2005 for each officer. These MBO plans involve annual objectives, which are further broken down into quarterly goals that are reviewed, and for which performance was graded, by a supervisor shortly following the end of each quarter.

        Equity Based Compensation.    The Committee recommended, and the Board of Directors approved, effective February 23, 2005, acceleration of vesting for outstanding stock options which had exercise prices greater than $5.00 per share. The closing price of the Company's stock on February 23, 2005 was $5.93. The Committee recommended this action in direct response to the FASB stock option expensing rules. The Committee understood that by accelerating the vesting of the affected stock options, the Company had elected to recognize an immaterial amount of compensation expense in the first fiscal quarter of 2005 for such accelerated stock options with exercise prices between $5.00 and $5.93. The Committee determined that acceleration of approximately 3.8 million stock options eliminated the need for recognizing future compensation expense of approximately $13.7 million. The Committee further believes that the Company will not be required to recognize any compensation expense in future periods associated with the affected options.

        The Committee will continue to consider use of long-term equity incentives linked to an increase in stock value by awarding equity based awards at times it believes are appropriate. The Committee will rely upon appropriate guidance from third party experts to determine the appropriate form, criteria, and accounting treatment for equity incentive awards. Also, the Committee will consider and evaluate corporate governance considerations which relate to or may be impacted by future equity incentive awards, both for executive officers and for other employees.

        The Deductibility of Executive Compensation.    Section 162(m) of the Internal

Revenue Code does not permit us to deduct cash compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers during any taxable year, unless such compensation meets certain requirements. We believe that our stock incentive plan and our Management Bonus Plan (as previously described) comply with the rules under Section 162(m) for treatment as performance-based compensation, allowing us to deduct fully compensation paid to executives under these plans. The 2001 Deferred Compensation Plan did not fall under the rules of Section 162(m) for treatment as performance-based compensation. None of the compensation arising under the 2001 Deferred Compensation Plan resulted in any excess compensation which was not deductible by the Company.

The Compensation Committee
Jay Walters, Chairman; Jon E.M. Jacoby; and Gayla Delly

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of our Compensation Committee is an employee or officer of Power-One, Inc. or its subsidiaries, was formerly an officer of Power-One, Inc. or its subsidiaries, has a relationship with Power-One, Inc. requiring disclosure under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," or has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information about beneficial ownership of our common stock as of March 3, 2006, unless otherwise noted, by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock, each director, each executive officer, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares(2)	Percent of Total
Voting Trust(3)	9,924,211	11.6
Stephens Group Inc.(3)(4)	7,880,102	9.2
Security Management Company, LLC(5)	6,413,900	7.5
Steven J. Goldman	3,540,566	4.1
Jon E.M. Jacoby(4)(6)	2,541,652	3.0
William T. Yeates	1,176,621	1.4
Brad W. Godfrey	852,733	1.0
Randall H. Holliday	204,516	0.2
Kendall R. Bishop	185,317	0.2
Jay Walters	147,523	0.2
Veronica Tarrant	112,184	0.1
Hanspeter Brändli	75,000	0.1
Mark Melliar-Smith	58,167	0.1
Gayla J. Delly	10,000	0.1
All executive officers and directors as a group (11 persons)	8,904,279	10.4

(1)
The addresses for the listed beneficial owners are as follows for the Voting Trust, c/o Steve Patterson, Trustee, 349 Colony Drive, Naples, Florida, 34108; for Stephens Group Inc. and Jon E.M. Jacoby, 111 Center Street, Little Rock, Arkansas 72201; for each other listed stockholder, c/o the Company, 740 Calle Plano, Camarillo, California 93012.

(2)
Includes options to exercise shares of common stock held by the following individuals, and all executive officers and directors as a group, that were exercisable on or within 60 days after March 3, 2006, as follows: Goldman 655,000; Jacoby 160,000; Yeates 975,000; Godfrey 320,000; Holliday 185,000; Bishop 135,000; Tarrant 101,000; Walters 142,500; Brändli 75,000; Melliar-Smith 52,500; Delly 10,000; and all executive officers and directors as a group 2,811,000. Gives effect to the three-for-two and two-for-one splits of our common stock effected during 2000.

(3)
The Voting Trust is administered by Mr. Steve Patterson, Trustee. The trustee exercises sole voting power over the trust's shares and is required to vote such shares "for" or "against" proposals submitted to our stockholders in the same proportion as the votes cast "for" and "against" such proposals by all other stockholders, excluding abstentions. The Voting Trust will expire on the earlier of June 7, 2008, or the occurrence of certain events related to Stephens Inc.'s status as an affiliate of us.

(4)
Stephens Group Inc. has contributed 5,793,526 of its shares to a voting trust described in Note 3. Stephens Group Inc., certain stockholders, directors, officers and related entities of Stephens Group Inc. own an additional 8,145,228 shares, of which 4,130,685 have been contributed to the Voting Trust. Mr. Jacoby is a director of Stephens Group, Inc.

(5)
Based on Schedule 13G filed by Security Management Company, LLC ("SMC") with the SEC on February 15, 2006. Per this filing, SMC identifies itself as a registered investment adviser with sole voting and dispositive power over the shares.

(6)
Includes 295,451 shares owned by Jacoby Enterprises, Inc., 283,544 shares owned by Coral Two Corporation and 134,048 shares owned by Mr. Jacoby, which have all been contributed to the Voting Trust and as to which Mr. Jacoby has sole power of disposition, subject to certain transfer restrictions in the voting trust agreement, and the voting trust has sole power to vote; also includes 4,667 shares owned by Mr. Jacoby, 30,566 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh and 122,378 shares beneficially owned by Jacoby Enterprises, Inc., as to which Mr. Jacoby has sole power of disposition and sole power to vote; also includes the following shares as to which Mr. Jacoby disclaims beneficial ownership: 200,001 shares owned by Warren and Harriet Stephens Children's Trust UID 9/30/87, 245,322 shares owned by Nicholas M. Stephens Trust AAAA, 245,322 shares owned by Caroline A. Stephens Trust AAAA and 245,322 shares owned by JT Stephens III Trust AAAA, which have been contributed to the voting trust and as to which Mr. Jacoby, as sole trustee, has sole power of disposition, subject to certain transfer restrictions in the voting trust agreement, and the voting trust has sole power to vote; and includes 18,017 shares owned by Warren and Harriet Stephens Children's Trust UID 9/30/87, 2,994 shares owned by Nicholas M. Stephens Trust AAAA, 2,994 shares owned by Caroline A. Stephens Trust AAAA and 2,994 shares owned by JT Stephens III Trust AAAA, as to which Mr. Jacoby, as sole trustee, has sole power to vote and sole power of disposition, also includes 88,208 shares owned by Grandchild's Trust One UID 12/16/85, 88,208shares owned by Grandchild's Trust Two UID 12/16/85, 188,208 shares owned by Grandchild's Trust Three UID 12/89, 45,000 shares owned by Susan Stephens Campbell 1995 Trust UID 12/4/95, 45,000 shares owned by Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and 45,000 shares owned by Elizabeth Chisum Campbell 1995 Trust UID 12/4/95, as to which Mr. Jacoby, as a co-trustee, has shared power to vote and shared power of disposition; and includes 48,408 shares owned by Etablissement Landeco Vaduz, as to which Mr. Jacoby has shared power of disposition and no power to vote pursuant to a power of attorney granted to Mr. Jacoby. Does not include shares owned by Stephens Group Inc. or other of its related persons or entities, except as mentioned in this footnote.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons, we believe that during 2005 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements. On May 20, 2005, William T. Yeates filed a late Form 4 reporting the grant of 100,000 shares of phantom stock to Mr. Yeates by the Company on May 17, 2005.

STOCK PERFORMANCE GRAPH*

        The following graph compares the cumulative total stockholder return on a $100 investment in our common stock with the cumulative total return of a $100 investment in the NASDAQ Stock Market, the Russell 2000 Index, the Russell 3000 Index, and the Research Data Group, Inc. Technology Composite Index, each for the period from December 31, 2000 through December 31, 2005. The total return on the common stock is measured by dividing the difference between the common stock price at the end and the beginning of the measurement period by the common stock price at the beginning of the measurement period.

        We have not included the Standard & Poor's 500 Stock Index in this year's chart. That index has been used in prior years, per applicable SEC requirements, in connection with the Company's inclusion as a company within that index. The Company was removed from the Standard & Poor's 500 Stock Index in March 2005. We have added the Russell 3000 Index this year. We will use that index for current and future graphs. We believe that index is a more representative index for comparison purposes. Use of the Russell 3000 Index also reflects use of a major index which is also used by third party corporate governance raters for evaluating the Company's corporate governance performance. We have also added the Research Data Group, Inc. ("RDG) Technology Composite Index, a published industry index which consists of technology-focused companies. The Company believes this RDG index consists of companies that are closely aligned with the product markets and industries most comparable to the Company's products and target markets. Details on the RDG Technology Composite Index, to include a listing of the companies included in that index, is available via the RDG website at www.researchdatagroup.com.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
$100 invested on 12/31/00 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Jacoby, who is a member of the Board of Directors and the Compensation Committee, serves as a director of Stephens Group Inc., our largest stockholder, and the parent corporation of Stephens Inc., a financial advisor to us and an affiliate of Stephens Group Inc. During the 2005 fiscal year, we did not pay Stephens Inc. any amounts for financial advisory services. We expect to pay Stephens Inc. for financial advisory services that it has performed or may perform for us during 2006.

        Mr. Bishop, who is a member of the Board of Directors, the Audit Committee and the Nominating and Corporate Governance Committee, is a retired partner from the law firm of O'Melveny & Myers LLP. O'Melveny & Myers LLP has performed legal services for the Company in the past and is expected to do so in the future. Since January 2002, Mr. Bishop has not provided legal services to Power-One, or participated directly or indirectly in any allocation of firm income or profits relating to any services provided to the Company. All legal services provided to Power-One by the law firm since January 2002 have been provided exclusively by other members of the firm.

        Several of our executive officers maintain individual brokerage accounts with Stephens Inc. In addition, from time to time Stephens Group Inc. has made opportunities available to Mr. Goldman to invest in various private partnerships. None of Mr. Goldman's investments made in these circumstances via the Stephens Group Inc., individually or in the aggregate, have been material to him.

        Mr. Godfrey owns a minority interest in a hotel property in the Dominican Republic that is used periodically by our employees while they are on business for us in the Dominican Republic. Rates charged by this hotel are competitive with other comparable commercial lodging in the area. Mr. Godfrey has no control or influence over our choice of lodging for our employees or over the rates charged by the hotel. The amount spent during the fiscal year ending December 31, 2005 relating to use of this property by our employees while on business for us in the Dominican Republic was not material to the Company or to the hotel property.

FINANCIAL AND OTHER INFORMATION

Our Annual Report for the fiscal year ended December 31, 2005, including financial statements, together with this proxy statement is being sent to stockholders of record on March 3, 2006, as of the close of business on or about March 17, 2006. We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, to any stockholder who submits a written request to our Secretary at our principal executive offices.

OTHER MATTERS

The Board of Directors knows of no other matters that have been submitted on a timely basis for voting at this Annual Meeting. If any other matters come before the stockholders at this Annual Meeting, the persons named on the enclosed proxy card intend to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

Randall H. Holliday Secretary

Camarillo, California
March 17, 2006

POWER-ONE, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned having duly received the Notice of Annual Meeting and the Proxy Statement, hereby appoints the Chairman, Steven J. Goldman, the Chief Financial Officer, Paul E. Ross, and the Secretary and General Counsel, Randall H. Holliday, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse, all common shares of Power-One, Inc. held of record by the undersigned on March 3, 2006, at the Annual Meeting of Stockholders to be held on Tuesday, April 25, 2006 at Power-One headquarters located at 740 Calle Plano, Camarillo, California at 8:00 a.m. Los Angeles time, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

POWER-ONE, INC.

April 25, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

20430300000000000000 2	050404
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
To elect the following nominees for director:

	FOR	WITHHOLD
Nominees:
Kendall R. Bishop	☐	☐
Gayla J. Delly	☐	☐
Steven J. Goldman	☐	☐
Jon E.M. Jacoby	☐	☐
Mark Melliar-Smith	☐	☐
Jay Walters	☐	☐
William T. Yeates	☐	☐
2.
Proposal to ratify the Appointment of Deloitte & Touche as the independent auditors for the Company.
FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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Equity Compensation Plan Information as of December 31, 2005
STOCK OPTION GRANTS AND EXERCISES IN 2005 AND YEAR-END OPTION VALUES FOR TOP 5 COMPENSATED OFFICERS
CERTAIN OTHER COMPENSATION ARRANGEMENTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
FINANCIAL AND OTHER INFORMATION
OTHER MATTERS